Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 10, 2020, relating to the financial statements of Z-Work Acquisition Corp. as of December 1, 2020, and for the period from September 30, 2020 (inception) through December 1, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 12, 2021